EXHIBIT 10.44

Addendum #5 to the Revolving Line of Credit Agreement

[$152,723.62]	[3/31/2015]

This Addendum to the Revolving Line of Credit Agreement by and between Elite Data Services, Inc., a Florida Corporation (the "BORROWER") and Sarah Myers an Individual ("LENDER") is made and executed as of the date referred to above. An additional principal sum totaling Thirteen Thousand Six Hundred and Ninety-Four Dollars and Forty-Five cents ($13,694.45) has been added to the Revolving Line of Credit Agreement Promissory Note dated September 1, 2013 (the "LOAN AGREEMENT"), bringing the Loan Agreement to a total sum of One Hundred and Fifty-two Thousand Seven Hundred and Twenty-Three Dollars and sixty-two cents ($152,723.62). The default date under the Loan Agreement is December 31, 2015.

This Addendum shall be governed by and construed and enforced in accordance with the laws of Florida.

By:	/s/ Charles Rimlinger
Charles Rimlinger, CEO

By:	/s/ Sarah Myers
Sarah Myers, Lender